Exhibit 10.7
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment is made as of this}27th day of October, 2022 (the "Amendment"), between Burke & Herbert Bank & Trust Company, a Virginia community bank (the "Bank"), and Roy E. Halyama ("Executive").
WITNESSETH
WHEREAS, the Bank and Executive are parties to an Employment Agreement, dated as of September 1, 2022 (the "Agreement"); and
WHEREAS, effective as of October 1, 2022, Burke & Herbert Financial Services Corp. (the "Company") and the Bank completed a reorganization transaction pursuant to which the Company has become the holding company of the Bank; and
WHEREAS, Executive serves as the Chief Financial Officer of the Company; and
WHEREAS, the parties to the Agreement desire to amend the Agreement to reflect Executive's position with the Company.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intention to be legally bound hereby, the Bank and the Executive agree as follows:
1.    Section 1.1 is hereby amended by adding the following new Section l.l(h):
"(h)    "Company" shall mean Burke & Herbert Financial Services Corp. and any successor thereto."
2.    Section 1.1 (b) is hereby amended by deleting the last paragraph thereof and replacing it with the following new paragraph:
"Solely for purposes of this Section 1.1 (b), references to the term "Bank" shall mean "the Bank or the Company".
3.    Section 3.1 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 3.1:
"3.1    Title: Responsibility.
Executive shall serve as the Chief Financial Officer of the Bank and the Company and shall perform such administrative and management services as customarily performed by persons in similar executive capacities and as may be reasonably assigned from time to time by the Boards of Directors of the Bank and the Company. In his capacity as Chief Financial Officer, Executive will report directly to the Chief Executive Officer of each of the Bank and the Company. During the Employment Period, Executive also agrees to serve, if elected, as an officer, director or trustee of any affiliate of the Bank and the Company and in such capacity to carry out the duties and responsibilities reasonably appropriate to any such position."

4.    Section 3.2 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 3.2:
"3.2    Time Commitment
Subject to Section 6.1, Executive shall devote his full business time and attention to the business and affairs of the Bank and the Company and shall use his best efforts to advance the interests of the Bank and the Company.
5.     Section 4.3 is deleted in its entirety and replaced with the following new Section 4.3:
4.3    Equity Compensation
Executive shall be entitled to participate in any equity or equity-based compensation plans that may be adopted by the Bank or the Company and, as necessary, approved by the Bank's or the Company's stockholders, from time to time, under which awards may be granted to senior officers or employees of the Bank or the Company, which participation shall be in accordance with the terms and provisions of such plans and at a level determined by the Board or a committee thereof.
[signature page follows]

IN WITNESS WHEREOF, the Bank and Executive have duly executed this Amendment as of the day and year first written above.

Roy E. Halyama

By:	/s/ Roy E. Halyama

Burke & Herbert Bank & Trust Company

By:	/s/ David P. Boyle
For the Company

David P. Boyle
Printed Name